EXHIBIT 21.4

SUBSIDIARIES OF VERIDIEN CORPORATION

      A)    Rost Inc. - incorporated in Florida (dormant)
      B)    Rost Medical Development, Inc. - incorporated in Delaware (dormant)
      C) Marquit Manufacturing Specialties, Inc. - incorporated in Delaware (dormant)
      D)    Veridien.com Inc. - incorporated in Delaware (dormant)
      E)    Norpak (U.S.), Inc. - incorporated in Delaware
      F)    The SunSwipe Corporation, L.L.C. - incorporated in Delaware
      G)    Communications Gear, Inc. - incorporated in Delaware (dormant)

The above-named subsidiaries conduct business solely under the above-mentioned names.